Exhibit 16.1

[Friedman, Cohen, Taubman, & Company, LLC]

February 22, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Commission File #001-04978 Solitron Devices, Inc.

We have read the form 8-K of Solitron Devices, Inc. dated on or about February 22. 2011. We agree with such filing under item 4.01(a) as it regards our firm.  We have no basis to agree or disagree with item (b).

Very truly yours,

/s/Ronald S. Friedman
Certified Public Accountant